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                     May 18, 2023

       Patrick Brickley
       Chief Financial Officer
       Everbridge, Inc.
       25 Corporate Drive, Suite 400
       Burlington, MA 01803

                                                        Re: Everbridge, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-37874

       Dear Patrick Brickley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology